Exhibit 99

Contact:

Gretchen Hommrich

Vice President, Investor Relations

(615) 861-6000

ACADIA HEALTHCARE WELCOMES DR. PATRICE A. HARRIS, MD, MA AS INDEPENDENT DIRECTOR

Former President of the American Medical Association and Board-Certified Psychiatrist Adds Significant Mental Health and Substance Abuse Clinical Expertise

FRANKLIN, Tenn. (October 26, 2023) – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that Dr. Patrice A. Harris, MD, MA has been appointed to the Company’s Board of Directors effective October 26, 2023.

Dr. Harris is board-certified in psychiatry and has diverse experience as a private practicing physician, public health director and patient advocate. Active in organized medicine throughout her 25-year career, Dr. Harris previously served on the Board of Trustees of the American Psychiatric Association (APA) and was an APA delegate to the American Medical Association (AMA). In 2019, Dr. Harris was elected as the 174th President of the AMA, the first African American woman to ever hold the position in which she served until 2020. She also previously served as Chair of the AMA’s Opioid Task Force and on AMA work groups devoted to health information technology, sustainable growth rate and private contracting. Currently, Dr. Harris continues in private practice and is Co-Founder and Chief Executive Officer of eMed Digital Healthcare, a digital healthcare company she co-founded in 2020.

Dr. Harris’ medical leadership positions at the state level include serving on the Board and as President of the Georgia Psychiatric Physicians Association and on the Medical Association of Georgia’s Council on Legislation, its Committee on Constitution and Bylaws, and its Membership Task Force. She was also the founding president of the Georgia Psychiatry Political Action Committee. As past director of Health Services for Fulton County, Ga., which includes Atlanta, Dr. Harris was the county’s Chief Health Officer, overseeing all county health-related programs and functions, including a wide range of public safety, behavioral health, and primary care treatment and prevention services.

She is a Visiting Professor at Columbia University Vagelos College of Physicians and Surgeons, Department of Psychiatry, an Adjunct Professor of Psychiatry and Behavioral Sciences at Emory University School of Medicine and an Adjunct Clinical Assistant Professor in Psychiatry and Behavioral Sciences at Morehouse School of Medicine. Dr. Harris is a Fellow of the APA. Dr. Harris received her B.A. in Psychology, M.A. in Counseling Psychology and M.D. from West Virginia University.

“Patrice is among the most respected leaders in healthcare policy and practice, and she brings deep clinical expertise in areas core to Acadia’s business, including mental health and substance abuse,” said Reeve B. Waud, Chairman of the Board of Acadia Healthcare. “We know that Patrice’s experience and work integrating public health, behavioral health and primary care services will be valuable to Acadia’s success and our continued growth as the leading behavioral healthcare services provider.”

“We are proud of the significant progress we are making in executing our strategy through our defined growth pathways, extending our market reach to more communities and adding service lines to new states,” said Chris Hunter, Chief Executive Officer of Acadia. “We are delighted to welcome Patrice to the Board and expect her deep clinical experience to help us build on this momentum.”

Acadia Healthcare Welcomes Patrice A. Harris, MS, MA as Independent Director

October 26, 2023

“I greatly admire Acadia’s commitment to setting the standard for excellence in the treatment of mental health and addiction concerns. I look forward to working closely with the Board to ensure Acadia delivers on this mission, which has never been more critical to communities across the country. I am excited to be part of Acadia’s growth and the quality care it provides,” said Dr. Harris.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of September 30, 2023, Acadia operated a network of 253 behavioral healthcare facilities with approximately 11,100 beds in 39 states and Puerto Rico. With approximately 23,000 employees serving more than 75,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors; (iv) the occurrence of patient incidents, governmental investigations, litigation (including without limitation the three pending lawsuits in New Mexico) and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) potential disruptions to our information technology systems or a cybersecurity incident; and (vii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.